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                                                 Exhibit 99.5

January 3, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners,

We are aware that our reports dated April 21, 1999, July 21, 1999 and October 20, 1999 on our reviews of interim financial information on Hannaford Bros. Co. for the three-month periods ended April 3, 1999 and April 4, 1999, the six-months period ended July 3, 1999 and July 4, 1998 and the nine-month periods ended October 2, 1999 and October 3, 1998 and included in the Company's quarterly reports on form 10-Q for the quarters then ended are incorporated by reference in its Amendment No. 1 to Registration Statement on Form S-4 dated January 3, 2000.

Yours very truly,

/s/ PricewaterhouseCoopers LLP